Pursuant to Rule 424(b)(3)
Registration Nos. 333-101218
33-57859

BB&T Corporation

PROSPECTUS

DIVIDEND REINVESTMENT PLAN

OF

BB&T CORPORATION

COMMON STOCK

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          This prospectus relates to 10,942,292 shares of our common stock, $5.00 par value (the “common stock”) that may be offered and sold by BB&T Corporation under the Dividend Reinvestment Plan of BB&T Corporation, as amended (the “Plan”). The Plan is intended to provide participants with a convenient and economical way of investing dividends and optional cash payments in additional shares of our common stock. Any holder of record of common stock is eligible to participate in the Plan.

Participants in the Plan may:

•	have cash dividends on all or part of their shares automatically reinvested in shares of common stock at market-based prices;

•

invest optional cash payments in shares of common stock at market-based prices, provided that each payment is at least $25 and total payments by a participant in any calendar month do not exceed $10,000; and

•	deposit your BB&T stock certificates with the Plan Administrator for safekeeping in book entry form.

          Under the Plan, BB&T will pay all fees and brokerage commissions for reinvesting dividends and purchasing additional shares with optional cash payments, although brokerage commissions and other costs may be incurred if you sell or transfer shares. This prospectus reflects various recent amendments to the Plan. See “Description of the Plan,” below.

          A shareholder who is not presently participating in the Plan may become a participant by completing the enclosed Authorization Form and returning it to the Plan Administrator, Dividend Reinvestment Plan, P.O. Box 2887, Wilson, North Carolina 27894-2887. However, a shareholder already enrolled in the Plan (or in a dividend reinvestment plan of any predecessor company) will remain a participant in the Plan (on the terms set forth in this prospectus) automatically without any further action. A shareholder who does not wish to participate in the Plan need not take any action and will continue to receive cash dividends, if and when declared, in the usual manner. Any questions about the administration of the Plan should be directed to the Plan Administrator by telephone at 252-246-4606 or by e-mail to ShareholderServices@bbandt.com. Many Plan services also are available on the Internet at: https://www.securitiesinterlink.com/sbbt/InterLink/SvltApplicationMain.

          Our principal executive offices are located at 200 West Second Street, Winston-Salem, North Carolina 27101 (telephone: 336-733-2000). Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trade symbol “BBT.” On June 6, 2003, the closing price for our common stock on the NYSE was $35.09. We may also be reached on the Internet at www.bbandt.com.

PLEASE READ THIS PROSPECTUS CAREFULLY BEFORE INVESTING AND RETAIN IT FOR YOUR FUTURE REFERENCE.

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           NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. INVESTMENT IN THE COMMON STOCK INVOLVES INVESTMENT RISK, INCLUDING THE POSSIBLE GAIN OR LOSS OF PRINCIPAL. IN ADDITION, DIVIDENDS PAID MAY GO UP OR DOWN.

This Prospectus is dated June 9, 2003

          THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

TABLE OF CONTENTS

	Page		Page
ABOUT THIS PROSPECTUS	i	Federal Income Tax Consequences	9
DESCRIPTION OF THE PLAN	1	Other Information	10
Purpose	1	WHERE YOU CAN FIND MORE INFORMATION	12
Participation Alternatives	1	INCORPORATION OF CERTAIN DOCUMENTS
Advantages	2	BY REFERENCE	12
Disadvantages	2	BB&T CORPORATION	13
Administration	2	REGULATORY CONSIDERATIONS	13
Participation	3	USE OF PROCEEDS	14
Costs	4	DESCRIPTION OF CAPITAL STOCK	14
Purchases	4	INDEMNIFICATION	17
Optional Cash Payments	5	FORWARD-LOOKING STATEMENTS	17
Reports to Participants	6	LEGAL OPINION	17
Dividends	6	EXPERTS	17
Certificates for Shares	6
Change of Participation, Withdrawal,
Sale of Shares and Termination	7

ABOUT THIS PROSPECTUS

          This document is called a prospectus and is part of registration statements that we have filed with the SEC relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statements and provides you with a general description of the securities offered and the Plan. The registration statements containing this prospectus, including exhibits to the registration statements, provide additional information about us, the Plan and the securities offered. The registration statements can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

          You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

          Unless the context suggests otherwise, the terms “BB&T,” the “Company,” “we,” “our” and “us” refer to BB&T Corporation and its subsidiaries, the terms “stock” and “shares” refer to our common stock, and the term “you” refers to a prospective investor or participant in the Plan.

i

DESCRIPTION OF THE PLAN

          The Plan permits participants to purchase additional shares of common stock by reinvesting cash dividends on the shares and by making optional cash payments as described below. Such purchases will be effected without payment of any brokerage commissions, service charges or other fees by the participants. The following is a statement of the material features of the Plan in a question and answer format. If you are not a participant in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

          This prospectus reflects various recent amendments to the Plan, including modifying the Plan (1) effective December 1, 2002, to provide that a participant’s purchase price for shares purchased on the open market or in privately negotiated transactions will be the weighted average purchase price for purchases made with respect to the applicable investment date and that a participant’s purchase price for shares purchased directly from BB&T will be the average of the high and low trading price as quoted on the NYSE on the applicable investment date (as opposed to the closing sales price on the trading day immediately preceding the applicable investment date, the pricing methodology used for all purchases under the Plan in the past); (2) effective December 1, 2002, to provide that purchases made with optional cash payments will be made weekly, rather than twice a month; (3) to provide that shares of common stock purchased with reinvested dividends will be purchased at a price equal to 100% of the then current fair market value (in the past, the Plan permitted such shares to be purchased at a price no less than 95% of the then current fair market value, although BB&T’s policy historically has been to purchase such shares at 100% of the then current fair market value); (4) to provide that optional cash payments will be returned to participants if not invested within 25, rather than 20, days from receipt of such payments; and (5) to make certain other modifications designed to facilitate Plan administration. This prospectus updates our prior prospectuses relating to the Plan to reflect these amendments and other changes to the Plan, and this prospectus supersedes any prior Plan prospectuses in their entirety.

Purpose

1.	What is the purpose of the Plan?

          The purpose of the Plan is to provide holders of record of BB&T’s common stock with a simple, cost-effective and convenient method of acquiring additional shares of our common stock by the reinvestment of cash dividends and through optional cash payments, in both cases at market-based prices (as described in Question 14, below), and without payment of any brokerage fees or commissions, service charges or other expenses for such purchases. Shares for the Plan either will come from authorized but unissued common stock or will be purchased for participants in open market transactions or in privately-negotiated transactions. To the extent shares are original issue shares, funds received for such shares will be used for general corporate purposes.

Participation Alternatives

2.	What alternatives are available to participants in the Plan?

           As a participant in the Plan:

     A.    Full Dividend Reinvestment:    You may have cash dividends on all of your shares automatically reinvested. You also may make optional cash payments of not less than $25 but limited to aggregate payments of $10,000 per calendar month.

     B.    Partial Dividend Reinvestment:    You may have cash dividends on less than all of your shares automatically reinvested, while continuing to receive cash dividends on the other shares. The right to make optional cash payments of not less than $25 up to a total of $10,000 per calendar month will continue to be available.

     C.    Optional Cash Purchases Only:    You may make optional cash payments only of not less than $25 but limited to aggregate payments of $10,000 per calendar month. Dividends declared on your shares purchased through the “Optional Cash Purchases” alternative will be paid in cash.

           If you choose partial dividend reinvestment or optional cash purchases only, you can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. To have your cash dividends deposited electronically, you must complete and submit an Authorization Form for Direct Deposit of Dividends, which may be obtained from the Plan Administrator. Please allow 30 days from the date of the Plan Administrator’s receipt of a properly-submitted form for the direct deposit to be established. You may also change your designated bank account for direct deposit or discontinue this feature by submitting written notice to the Plan Administrator at the address noted in Question 7, below.

Advantages

3.	What are some of the advantages to participating in the Plan?

A. No brokerage fees or commissions, service charges or other direct expenses will be paid by you in connection with purchases of common stock under the Plan.

     B.    The funds paid for shares will be fully invested because the Plan permits fractions of shares of common stock to be credited to your account. The cash dividends on such fractions, as well as on whole shares, credited to your account and optional cash payments you make will be reinvested in additional shares at market-based prices on or as soon as practicable following the applicable investment date. See Questions 14 and 15, below.

     C.    You will avoid the need for safekeeping of stock certificates for shares of common stock credited to your account under the Plan. You may also surrender to the Plan Administrator for safekeeping certificates for shares of common stock which you now hold. See Question 21.

     D.    The regular periodic statements and reports from the Plan Administrator will reflect the current activity under your account, including purchases, deposits, sales, withdrawals and latest balances, which will simplify your record-keeping. You may also view details regarding your Plan account on the Internet at: https://www.securitiesinterlink.com/sbbt/InterLink/SvltApplicationMain.

Disadvantages

4.	What are some of the disadvantages to participating in the Plan?

     A.    Prior to being invested on a particular investment date, optional cash payments may not be returned to participants unless a written request is received by the Plan Administrator at least 24 hours before the applicable investment date. See Question 16, below.

B. No interest will be paid on optional cash payments pending investment or return.

     C.    If you send in a payment for an optional cash purchase, the price of the common stock may go up or down before a purchase is made. In addition, because the purchase price for shares purchased on the open market or in negotiated transactions is the weighted average price at which shares are actually purchased for a particular investment date, participants may pay a higher price for shares purchased under the Plan than for shares purchased on the same investment date outside of the Plan. Likewise, if you sell any shares of common stock held in your Plan account through the Agent (as defined in Question 5, below), you will not be able to direct the time or price at which the Agent arranges for your sale, and the price of the common stock may go down before the sale is made.

     D.    If you request the Plan Administrator to direct the Agent to sell shares of common stock held in your account, you will be charged brokerage commissions and transfer taxes and other direct costs, if any, incurred in connection with such sales.

Administration

5.	Who administers the Plan?

          Branch Banking and Trust Company (“Branch Bank”), a wholly-owned subsidiary of the Company, has been appointed Plan Administrator. It will keep records, send statements of account to each participant, and perform other administrative duties relating to the Plan. The shares of common stock purchased for you under the Plan will be held for you in safekeeping by or through Branch Bank until termination of your participation in the Plan or until a written request is received from you for withdrawal of all or part of your shares. See Question 19, below. If you have any questions, please call the Plan Administrator at 252-246-4606 or write or e-mail the Plan Administrator at the address noted in Question 7, below.

          All purchases of shares of common stock for the accounts of participants on the open market will be accomplished through State Street Bank and Trust Company or such other independent agent as may be selected by the Plan Administrator (the “Agent”). The Agent also may effect sales of such shares on the open market as directed by participants in the event of withdrawal or termination of a participant’s interests under the Plan. See Questions 23-25, below. BB&T may adopt and amend rules and regulations to facilitate the administration of the Plan.

Participation

6.	Who is eligible to participate?

           If you are a holder of the Company’s common stock registered in your name, you are eligible to participate (a “participant”). Shareholders of record may participate with respect to less than all of their shares of stock. If you beneficially own shares registered in another name (for example, in the name of a broker or bank nominee), you must either make appropriate arrangements for your broker or nominee to participate, or you must become a shareholder of record by having all or a portion of your shares transferred to your own name.

7.	How does an eligible shareholder participate?

          Unless otherwise a participant in the Plan, a holder of record of the Company’s common stock may enroll in the Plan by checking the appropriate box on the Authorization Form and signing and returning it to the Plan Administrator at the address below. A return envelope will be provided for this purpose. Where common stock is registered in more than one name (i.e. joint tenants, trustees, etc.), all of the registered holders must sign. See Question 9 for more information on the Authorization Form. BB&T reserves the right to deny, modify, suspend or terminate participation by any person or entity.

          You may also enroll by completing the enrollment form available on the Internet at: https://www.securitiesinterlink.com/sbbt/InterLink/SvltApplicationMain.

          All questions and communications regarding the Plan should be addressed to the Plan Administrator at the following address:

BB&T Corporation
Corporate Trust Services
Dividend Reinvestment Plan
P.O. Box 2887
Wilson, NC 27894-2887
Telephone: 252-246-4606
E-mail: ShareholderServices@bbandt.com

8.	When may an eligible shareholder enroll in the plan?

          An eligible shareholder may enroll in the Plan at any time. If you elect only to have dividends reinvested on your shares (and not to make optional cash purchases), you will begin to participate in the Plan as of the dividend payment date associated with the first dividend record date which occurs after the date the Plan Administrator processes a properly-submitted Authorization Form. The dividend record dates usually precede the dividend payment dates by approximately two weeks. If, when you enroll, you elect to make optional cash payments, you must deliver a properly-submitted Authorization Form and cash payments to BB&T no less than three calendar days (and no more than 25 calendar days) before an investment date in order for purchases to be made on your behalf on that investment date. See Question 16, below, for more information about optional cash purchases.

9.	What does the Authorization Form provide?

          The Authorization Form provides for the purchase of additional shares of the Company’s common stock through the following investment options:

     A.    Full Dividend Reinvestment.    This alternative directs the investment, in accordance with the Plan, of the cash dividends on all of the shares of common stock then or subsequently registered in your name and on all shares of common stock then or subsequently held in your Plan account (including fractional shares and shares purchased with optional cash purchases under the Plan), and also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

     B.    Partial Dividend Reinvestment.    This alternative directs the investment, in accordance with the Plan, of the cash dividends on only a specified number of the shares of common stock then or subsequently registered in your name or held in your Plan account, and also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

     C.    Optional Cash Purchases Only.    This alternative permits you to make optional cash payments for the purchase of additional shares of common stock in accordance with the Plan, but without any reinvestment of cash dividends on those shares directly held by you. Dividends on shares purchased under this alternative are paid in cash.

           You may select either one of the dividend reinvestment alternatives or the optional cash purchase alternative. The cash dividends on shares held for your account under the Plan will be reinvested in accordance with the Plan, including dividends on shares purchased with optional cash payments or through reinvested dividends, unless you select alternative C, above.

           If you submit an Authorization Form properly executed but with no investment alternative designated, you will be enrolled in the “Full Dividend Reinvestment” option.

10.	How may a participant change participation alternatives under the Plan?

          As a participant, you may change your investment alternatives at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth in Question 7. (See also Questions 8 and 9.) You may also make most changes regarding investment alternatives on the Internet at: https://www.securitiesinterlink.com/sbbt/InterLink/SvltApplicationMain. If a properly-submitted Authorization Form changing the reinvestment of cash dividends is received before the record date for payment of the related cash dividend, the change generally will be effective on the related dividend payment date. If the Authorization Form is received later than that date, the change generally will be put into effect on the next cash dividend payment date.

Costs

11.	Are there any expenses to participants in connection with purchases or sales under the Plan?

          No brokerage fees or commissions on shares purchased under the Plan will be paid by participants, whether the additional shares are purchased directly from the Company or on the open market or in negotiated transactions. However, if you request the Plan Administrator to direct the Agent to sell shares held in your account, or if any fractional shares are sold for your account, a brokerage commission will be deducted from the proceeds of the sale, and you will be responsible for transfer taxes or other similar costs related to the transfer of shares made at your direction. See Questions 23-25, below. BB&T will pay all costs of administration of the Plan. We reserve the right to establish or change service charges in connection with the Plan in the future, and you will be notified if any such changes take effect.

Purchases

12.	What is the source of shares purchased under the Plan?

          Shares purchased under the Plan either will come from the Company’s authorized but unissued shares or from shares purchased for participants’ accounts on the open market or in privately-negotiated transactions. BB&T will decide whether to purchase shares on the open market or to issue new shares based on the Company’s equity position, the market price of our common stock, general market conditions, BB&T’s current and expected capital needs, and other relevant factors. BB&T expects that Plan purchases generally will be effected in open market transactions. However, neither BB&T nor any participant will have authority to direct the time or price at which shares may be purchased on the open market or the selection of the broker or dealer through or from whom purchases are to be made.

13.	How many shares will be purchased for each participant?

          The number of shares purchased for your account will depend on the amount of your cash dividends and/or optional cash payments and the purchase price per share. Your account will be credited with that number of shares, including fractional shares, equal to the total amount to be invested, divided by the applicable purchase price per share of the common stock.

14.	How is the purchase price determined for shares of common stock purchased under the Plan?

          Effective December 1, 2002, if shares are purchased in open market transactions or in privately negotiated transactions, a participant’s purchase price for shares purchased for the participant’s account will be the weighted average purchase price of all shares of our common stock purchased for the relevant investment date. Also effective December 1, 2002, if the shares are purchased from BB&T, a participant’s purchase price will be the average of the high and low sales prices of the common stock on the NYSE on the applicable investment date. If there are no trades on that date, or if trading is halted or suspended on that date or if publication of the sales prices of the common stock does not take place or contains a reporting error, the purchase price will be determined on the basis of such market quotations as BB&T deems appropriate. See Question 15, below. Prior to December 1, 2002, the purchase price for shares purchased either in the open market or from BB&T has been based on the closing sales price, as reported on the NYSE, on the first trading date immediately preceding the applicable investment date. In the past, the Plan also permitted shares purchased with dividend reinvestments to be purchased at a price of not less than 95% of the then current fair market value, although, in practice, purchases with dividend reinvestments generally were made at a price equal to 100% of the then current fair market value.

          BB&T reserves the right in the future to allow dividend reinvestments or optional cash purchases, or both, to be made at a discount, upon giving participants reasonable prior written notice of the discount. If instituted, the discount may thereafter be changed or discontinued, upon giving participants similar notice.

          The determination of the purchase price for shares made in accordance with this question is solely for the purpose of determining the number of shares to be purchased for each participant’s account and does not determine the participant’s tax basis in the shares so purchased. See Questions 29 and 30, below.

15.	When will purchases of shares of common stock be made?

          The shares of common stock to be purchased for participants will be allocated to their accounts as of, or as soon as practicable following, the applicable investment date. For the reinvestment of cash dividends, the investment date will be the regular cash dividend payment date, which generally is the first day of February, May, August and November. For the investment of optional cash payments other than through bank drafts, purchases will be made weekly (generally on Fridays, or if not a trading day, then on the next trading day). Optional cash payments must be received at least three calendar days before the applicable investment date. Purchases made through bank drafts generally are made on the first investment date of the month. See Question 16, below. Purchases of authorized but unissued shares of our common stock directly from us will be made as of each investment date and will include the optional cash payments and dividends to be reinvested as of each investment date, as applicable. Purchases by the Agent or a broker-dealer selected by the Agent through market transactions (or in negotiated transactions) will begin on or after the investment date and after the Plan Administrator has delivered to the Agent the payments for optional cash purchases and the dividends to be reinvested, as applicable, and will be completed as soon as reasonably practicable, but not later than 30 days after the applicable investment date. However, the exact timing and related aspects of purchases may be subject to certain conditions (such as compliance with the rules and regulations of the SEC), which may prevent the purchase of common stock or interfere with the timing of purchases. No interest will be paid on any funds received under the Plan pending investment. You may view details regarding your pending investment on the Internet at: https://www.securitiesinterlink.com/sbbt/InterLink/SvltApplicationMain.

Optional Cash Payments

16.	How may optional cash payments be made?

          The optional cash payments received from a participant will be accumulated with the optional cash payments of all participants, inclusive of the cash dividends held for reinvestment on the same investment date. These accumulated amounts will be used to purchase shares of common stock directly from the Company or on the open market or in privately-negotiated transactions, as of, or as soon as practicable following, the relevant investment date. The price of the shares of common stock purchased with the optional cash payments will be determined as described in Question 14, above. Optional cash payments received less than three calendar days immediately preceding an investment date generally will be held by the Plan Administrator until the next investment date; provided, however, that no optional cash payments will be held for more than 25 calendar days.

          In the event of the inability of the Agent or Plan Administrator to purchase shares as of an applicable investment date, the optional cash payments received prior to the 25th day preceding the investment date on which they could have been invested will be returned to the participant. No interest will be paid on optional cash payments held pending investment. Consequently, you are strongly urged to make your optional cash payments as close as possible to the third calendar day immediately preceding the next appropriate investment date. In this regard, you should allow sufficient time to ensure that your payment is received by the Plan Administrator three calendar days before these dates. A shareholder may participate in the Plan even if he wishes to make optional cash payments only.

          An optional cash payment will be refunded if a written request for refund is received by the Plan Administrator at least 24 hours prior to the next applicable investment date on which the cash payment otherwise would have been invested.

          An optional cash payment may be made by a participant at the time of enrolling in the Plan by enclosing with the Authorization Form a check made payable to Branch Bank, as Plan Administrator. Thereafter, the optional cash payments (other than through bank drafts) may be made weekly through use of the cash payment forms, which will be attached to statements of account sent by the Plan Administrator to participants, or by bank draft. Generally, the same amount need not be sent each month, and there is no obligation to make an optional cash payment for each or any investment date. Optional cash payments (other than through bank drafts) must be received at least three calendar days prior to the applicable investment date. If you elect to make optional cash payments through bank draft, the debit must be in the same amount each month and will continue until you notify the Plan Administrator in writing that you wish to change the amount or terminate the bank draft, or until BB&T elects not to make purchases for your account, e.g., because there are insufficient funds held in your bank account. Bank drafts generally occur on or about the 23rd day of each month and purchases with such amounts generally are made on the first investment date of the next month.

          The minimum optional cash payment by a participant in any calendar month is $25, and the aggregate of such payments received by the Plan Administrator in any one calendar month cannot exceed a total of $10,000 for any participant. BB&T may, from time to time, change the minimum or maximum amounts of optional cash payments per month upon notice to you.

Reports to Participants

17.	What kind of reports will be sent to participants in the Plan?

          As soon as practicable after a transaction is made for a participant’s account under the Plan, the Plan Administrator will provide the participant with a statement reflecting the amount, per share price (where applicable) and number of whole shares and fractional interests purchased, sold, withdrawn or deposited for the participant’s account. These statements and reports are your continuing record of account activity and the cost basis of your purchases and the proceeds of sales and thus should be retained for tax purposes. However, these reports do not reflect the purchase price or cost basis for shares credited to a participant’s account under the Plan. Each participant is responsible for maintaining records regarding the cost basis and purchase prices of all shares credited to his account. Participants will also receive copies of communications sent to holders of BB&T’s common stock, including BB&T’s Quarterly Reports, Annual Reports, Notices of Shareholder Meetings and Proxy Statements, and any reports of taxable income as may be required by the Internal Revenue Service.

          You may also view details regarding your Plan account on the Internet at: https://www.securitiesinterlink.com/sbbt/InterLink/SvltApplicationMain.

Dividends

18.	Will participants be credited with cash dividends on whole and fractional shares held in their accounts under the Plan?

          Dividends on fractional and whole shares held in a participant’s account will be reinvested in additional shares and credited to the participant’s account if the participant has selected the “Full Dividend Reinvestment” or “Partial Dividend Reinvestment” alternative. (See Question 9.) Participants who have elected to purchase shares with optional cash payments only will receive cash dividends on shares purchased under the Plan.

Certificates for Shares

19.	Will stock certificates be issued for the shares of common stock purchased?

           Certificates for the shares of common stock purchased under the Plan will not be issued directly to you, unless requested as provided below. All shares credited to your Plan account will be issued to the Plan Administrator or its nominee as your agent. The number of shares credited to your account under the Plan will be shown on your account statement. This additional service protects against loss, theft or destruction of stock certificates.

          Certificates for any number of whole shares up to the full number of shares credited to your account under the Plan will be delivered to you upon written request. The shares represented by the certificate will be withdrawn from your account. This request should be submitted to the Plan Administrator at the address set forth in Question 7. Certificates for fractional shares will not be issued under any circumstances. Any fractional shares will be sold and a check for the net proceeds resulting from the sale will be sent to the participant.

20.	In whose name will certificates be registered when issued to participants?

          The accounts under the Plan will be maintained in the name in which your shares are registered at the time you elect to enroll in the Plan. Consequently, certificates for whole shares purchased under the Plan will be similarly registered when delivered to you upon your request. Should you want these shares registered and reissued in a different name, you must so indicate by a proper written request bearing the registered owner’s signature which has been guaranteed by an authorized financial institution, broker-dealer or other entity participating in the Medallion Guarantee Program. (The Medallion Guarantee Program ensures that the individual signing the certificate or stock power is in fact the registered owner.) Since this would constitute a reregistration, you would be responsible for any transfer taxes that may be due and for compliance with any other applicable transfer requirements.

21.	Does the Plan provide for safekeeping of share certificates?

           Yes.    If you are a participant in the Plan, certificates for shares of stock you hold of record may be sent to the Plan Administrator (at the address set forth in Question 7) requesting that they be deposited into the Plan for safekeeping. In that event, the shares represented by the certificates will be allocated to your Plan account. If you deposit additional certificates for safekeeping, all cash dividends earned on these shares will be reinvested automatically by the Plan whether or not such dividends were previously reinvested (unless you have elected the “Optional Cash Purchases Only” alternative, in which case you will continue to receive cash dividends when and if declared by BB&T). BB&T provides this safekeeping feature free of charge. You should send such certificates by registered mail, return receipt requested, and insure them for an amount sufficient to cover the bond premium that would be charged to replace the certificates if they were lost or destroyed.

           Participants who deposit share certificates for safekeeping are responsible for maintaining records reflecting the purchase price and cost basis for such shares. BB&T is not responsible for determining such amounts.

Change of Participation, Withdrawal, Sale of Shares and Termination

22.	How do participants change their method of participation?

          You may change your method of participation at any time by indicating the change on a properly-submitted Authorization Form sent to the Plan Administrator at the address set forth in Question 7. The change to your method of participation will become effective as soon as practicable after the Plan Administrator has received the new Authorization Form. You may also make most changes regarding participation methods on the Internet at:
https://www.securitiesinterlink.com/sbbt/InterLink/SvltApplicationMain.

23.	How does a participant withdraw shares held in his or her Plan account?

           You may at any time withdraw any or all whole shares credited to your Plan account by notifying the Plan Administrator in writing that you wish to do so. Notice of withdrawal of shares should be sent to the address set forth in Question 7. A certificate for the whole shares requested to be withdrawn will be issued in your name and mailed to you. Certificates for fractional shares will not be issued. Rather, any fractional share will be sold and a check for the net proceeds resulting from that sale (i.e., the proceeds from the sale less brokerage commissions and other service charges) will be mailed to the participant. If the Plan Administrator receives your notice of withdrawal on or after the record date for a particular dividend payment, that dividend will be reinvested for your account.

           If you have elected full dividend reinvestment on all shares of stock registered in your name, the cash dividends on the shares withdrawn from the Plan will continue to be reinvested. If you elected partial dividend reinvestment, dividends will be reinvested only for the number of shares for which you have elected reinvestment. You may change any election previously made by submitting a new Authorization Form.

           At your request, the Plan Administrator, through the Agent, also may sell the shares withdrawn. See Question 24, below.

24.	How can shares of common stock be sold?

          You can sell all or part of your shares of common stock held in your account in either of two ways. First, you may request certificates for your whole shares and arrange for the sale of these shares through a broker-dealer of your choice. Alternatively, you can request the Plan Administrator to direct the Agent to sell for you some or all of your shares held by the Plan. The Agent will sell shares for you through broker-dealers selected by the Agent in its sole discretion, which broker-dealers may be affiliated with the Agent. If you request that the Agent arrange for the sale of your shares, you will be charged a commission by the broker-dealer selected by the Agent, which will be deducted, along with any applicable taxes or other fees incurred in connection with the sale, from the cash proceeds paid to you. The amount of the commission will vary depending on the broker-dealer selected and other factors. The sale will be made by the Agent for your account, on the open market, generally within 10 business days after the Plan Administrator’s receipt of your request or as soon as otherwise practicable. The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. This risk should be evaluated by the participant and is a risk that is borne solely by the participant. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the weighted average sales price of all shares sold, less your pro rata share of brokerage commissions and any applicable taxes or other fees. Participants are responsible for determining the tax cost basis for shares sold under the Plan. BB&T assumes no responsibility for such determinations. If you are requesting stock certificates or selling shares in connection with terminating participation in the Plan, additional restrictions may apply. See also Questions 19, 25 and 26.

          Please remember that if you elect to sell your common stock through the Agent, the price of our common stock may decline during the period between the Agent’s receipt of your request and the date of the sale. You also assume a similar risk between the time that you request and receive a certificate. You should carefully evaluate these risks, which you bear.

25.	How may participation in the Plan be terminated?

          In order to terminate your participation in the Plan, you must notify the Plan Administrator in writing that you wish to do so. Such notice should be sent to the Plan Administrator at the address set forth in Question 7. Upon termination, you may elect to receive: (1) stock certificates for the whole shares held for your account under the Plan, plus a check for the proceeds from the sale of any fractional share (less commissions and transfer taxes); or (2) a check for the proceeds from the sale of all shares, including any fractional share, held for your account, less any brokerage fees or commissions and any applicable transfer taxes or other direct costs incurred in connection with the sale. The sale will be made by the Agent for your account, on the open market, generally within 10 business days after the Plan Administrator’s receipt of your request or as soon as otherwise practicable, except as provided in Question 26. See also Questions 23 and 24, above, regarding sales of shares.

26.	When may participation in the Plan be terminated?

          You may terminate your participation in the Plan at any time. If the request to terminate is received on or after the record date for a dividend, any cash dividends paid on that dividend payment date will be reinvested for your account. Any optional cash payment sent to the Company prior to the request for termination will be invested, unless a return of the amount is expressly made in the request for termination and the request for termination is received at least 24 hours prior to the investment date. In the event cash dividends are reinvested, or optional cash payments invested, after the receipt of a request to terminate, the request will be processed as promptly as possible following the applicable investment date.

          All cash dividends declared after you terminate participation will be paid to you by check or direct deposit in the ordinary manner, unless you reenroll in the Plan, which you may do at any time (subject to Plan terms).

          The Plan provides for the termination of any participant’s account upon adequate written evidence of such participant’s death or adjudication of incompetency, in which cases no further purchases for the account will be made. BB&T also may in its discretion terminate a participant’s participation in the Plan at any time.

27.	What happens when you sell or transfer all of the shares registered in your name?

           If you sell or transfer all shares registered in your name (those for which you hold certificates) without terminating Plan participation, the cash dividends on shares credited to your account under the Plan will continue to be reinvested, until your participation in the Plan is terminated. If you sell all of the shares of stock you hold of record, you would still hold shares of common stock under the Plan because those shares are held by the Plan Administrator as nominee for all participants in the Plan. Cash dividends on the shares held in your Plan account, including any shares held in safekeeping, would continue to be reinvested under the Plan until your participation is terminated.

          However, if a participant has only a fractional share in common stock credited to the account under the Plan on the record date for cash dividends on the common stock, BB&T reserves the right not to reinvest the additional dividends on such fractional share and to terminate such participant’s account. If BB&T exercises this right, the participant will receive a check for the proceeds from the sale of such fractional share (less brokerage fees and commissions), plus the amount of the cash dividends thereon.

28.	What happens when you sell or transfer some but not all of the shares registered in your name?

          If you are reinvesting the cash dividends on all of the shares registered in your name (i.e., you have elected the “Full Dividend Reinvestment” alternative as described in Question 9) and you sell or transfer a portion of such shares, the cash dividends on the remainder of the shares registered in your name will continue to be reinvested.

          If you are reinvesting the cash dividends on only a portion of the shares registered in your name (that is, you have selected the “Partial Dividend Reinvestment” alternative as discussed in Question 9), and you then dispose of a portion of these registered shares, the cash dividends on the lesser of (1) the number of shares with respect to which reinvestment of cash dividends was originally authorized, or (2) all of the shares which remain in your name will continue to be reinvested.

Federal Income Tax Consequences

29.	What are the federal income tax consequences of participation in the Plan?

          The following discussion summarizes certain U.S. federal income tax consequences, under current law, of participation in the Plan. It assumes that, as expected, all dividend distributions by the Company will be from “earnings and profits” and therefore will constitute dividends (rather than a return of capital) for federal income tax purposes. This discussion does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law. It is based on various rulings of the Internal Revenue Service regarding several types of dividend reinvestment plans, but no ruling has been issued or requested regarding the Plan. The following discussion is for general information only, and participants are urged to consult their own tax advisors to determine the particular federal, as well as foreign, state and local, tax consequences that may result from participation in the Plan and the disposition of any shares of common stock purchased pursuant to the Plan. Participants are responsible for determining the tax consequences related to any shares purchased, sold, deposited or withdrawn under the Plan. You should retain and refer to the periodic statements and reports sent to you by the Plan Administrator regarding your Plan transactions to assist in making such determinations.

     A.    Reinvested Dividends.    When your dividends are reinvested to acquire shares of common stock (including any fractional share), you will be treated as having received a taxable dividend equal to the fair market value of the shares credited to your account. For example, if dividends of $100 are reinvested under the Plan to acquire shares of common stock with a fair market value of $100, the amount of taxable dividend will be $100. In addition, when shares are acquired for you under the Plan through open market purchases, you will be treated as having received a dividend in the amount of your allocable portion of any brokerage commissions or other acquisition fees paid by the Company. Thus, for example, if $100 of your dividends are reinvested to purchase shares of common stock with a fair market value of $100 in the open market under the Plan, and if your portion of acquisition fees paid by the Company is $1, the total amount of the taxable dividend you will be treated as receiving will be $101. (The $1 figure is for purposes of illustration only; it is not a representation or estimate of the amount or percentage of brokerage commissions and other acquisition fees that may be paid under the Plan.) The initial tax basis of a share of common stock you acquire with reinvested dividends will equal the amount of the dividend represented by the share, i.e., the share’s fair market value and, if the share is acquired through an open market purchase, the amount of any brokerage commissions and other acquisition fees allocable to the share.

     B.    Optional Cash Payments.    The purchase of shares of common stock under the Plan with your optional cash payments will not result in a taxable distribution to you for federal income tax purposes (assuming the purchase price is at least equal to the current market value of the common stock), unless the purchase is made in the open market. In the case of an open market purchase, you will be treated as receiving a taxable dividend equal to your portion of any brokerage commissions and other acquisition fees paid by the Company. The initial tax basis of a share of common stock acquired with an optional cash payment will be the purchase price plus the amount of any such brokerage commissions and other acquisition fees allocable to the share.

     C.    Holding Period.    The holding period for a share of common stock acquired under the Plan will begin the day after the investment date on which the share was acquired. A whole share consisting of fractional shares purchased on different dates will have a split holding period, with the holding period for each fractional component beginning the day after the investment date when the fraction was acquired.

     D.    Receipt of Share Certificates and Cash.    You will not realize any income when you receive certificates for whole shares credited to your account under the Plan. Any cash received for a fractional share held in your account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share. Similarly, if the Plan Administrator sells shares from your Plan account for you, you will recognize gain or loss equal to the difference between the amount you realize on the sale and your tax basis in the shares. Gain or loss recognized on a sale of shares (including a fractional share) from your Plan account generally will be capital gain or loss if you hold your shares of common stock in the Plan as capital assets, and will be long-term gain or loss if the holding period exceeds one year when the sale occurs.

     E.    Foreign Participants.    In the case of foreign participants who elect to have their cash dividends reinvested and whose dividends are subject to United States income tax withholding, an amount equal to the cash dividends payable to such participants less the amount of tax required to be withheld will be applied to the purchase of shares of common stock through the Plan. Foreign shareholder participants are urged to consult their legal advisers with respect to any local exchange control, tax or other law or regulation which may affect their participation in the Plan. The Company, the Plan Administrator and the Agent assume no responsibility regarding such laws or regulations and will not be liable for any act or omission in respect thereof.

     F.    Withholding and Information Reporting.    In general, BB&T is required to report to the Internal Revenue Service all actual and constructive dividend distributions to a shareholder. Additionally, dividends are subject to United States federal backup withholding at applicable rates, unless the shareholder provides its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding, and meets certain other conditions. Any amounts withheld from payments to a shareholder under the backup withholding rules will be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. See also Question 30, below.

30.	What provision is made for those shareholders whose dividends are subject to income tax withholdings?

          Dividends received by foreign corporations and nonresident aliens generally are subject to a United States withholding tax. The Plan Administrator will deduct the amount of tax to be withheld at applicable rates (currently 30% of the dividend amount unless the participant establishes that some lower percentage or no withholding is applicable by reason of treaty or other exemption for a foreign corporation or nonresident alien). If withholding is not required to be imposed as provided in the prior sentence, no withholding will apply on dividends received by a foreign corporation or non-resident alien unless the dividend payment is subject to backup withholding at applicable rates. See Question 29F, above. Dividends received by domestic corporations and U.S. citizens and residents are not subject to U.S. withholding tax unless the dividends are subject to backup withholding. In any case in which federal income taxes are required to be withheld, the Plan Administrator will reinvest in BB&T common stock an amount equal to the dividends less the amount of tax withheld.

          The above discussion is only an outline of BB&T’s understanding of some of the applicable federal income tax provisions. The preceding summary may be rendered inaccurate by any future amendment to the federal income tax laws or any future interpretations of such laws by applicable authorities. For specific information as to the tax consequences of participation in the Plan, including any future changes in applicable law or interpretations, you should consult your own tax advisers.

Other Information

31.	If the Company has a rights offering, how will the rights on the Plan shares be handled?

           In the event that BB&T makes available to holders of common stock rights or warrants to purchase additional shares of common stock or other securities, such rights or warrants will be made available to a participant based on the number of shares (including any fractional interest to the extent practicable) held in his Plan account on the record date established for determining the holders of common stock entitled to such rights or warrants. See “Description of Capital Stock — Shareholder Rights Plan,” below.

32.	What happens if the Company issues a dividend payable in stock or declares a stock split?

          Any dividend payable in stock or shares distributed by the Company due to a stock split (or similar transaction) on shares registered in your name will be distributed to you. For shares credited to your account under the Plan, any such additional shares will be added to your Plan account.

33.	How will shares allocated to a participant's account be voted at shareholders' meetings?

          If on the record date for a shareholders meeting there are any shares credited to your account and entitled to vote, a proxy will be sent to you in connection with the meeting, as in the case of shareholders not participating in the Plan. This proxy will apply to all whole shares registered in your own name, whether acquired pursuant to the Plan or otherwise, as well as to all shares and fractional interests credited to your account under the Plan.

          If your proxy is returned properly signed and marked for voting, all of the shares covered by the proxy, including those registered in your name and those held for you by the Plan, will be voted as marked. If your proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any proposal, all of your shares, including those registered in your name and those held for you by the Plan, will be voted in accordance with the recommendations of agents appointed by the proxy. If the proxy is not properly executed and returned, your shares will be voted only if you vote in person. You also may elect to vote in person at the meeting if you revoke your proxy.

          No shares held under the Plan will be voted by the Plan Administrator.

34.	May participants sell, pledge or otherwise assign their accounts?

          Your account and the shares credited to your account may not be sold, pledged, assigned or transferred, except that shares can be sold as provided in Questions 23-25 and can be transferred in accordance with such requirements as may be imposed by the Plan Administrator in connection with transfers. Any attempted pledge or assignment shall be void. If you wish to sell, pledge or otherwise assign or transfer any shares held under the Plan, you must request that the certificates for such shares be reissued in your name. See Question 20.

35.	What are the responsibilities of the Company, the Plan Administrator and the Agent under the Plan?

          BB&T, the Plan Administrator and the Agent will not be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of or liability arising out of failure to terminate your account upon your death; the prices at which, or terms upon which, shares are purchased or sold for your account; the times when purchases or sales are made; or the fluctuations in the market value of the Company’s stock before, at or after any such purchases or sales can be made.

           Neither the Company, the Plan Administrator nor the Agent or their agents shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted in connection with the Plan, nor shall they have any duties, responsibilities or liabilities except as expressly set forth herein.

          The payment of dividends is at the discretion of BB&T’s Board of Directors (the “Board”) and will depend upon future earnings, BB&T’s financial condition and other factors. The Board may change the amount and timing of dividends at any time and without notice.

          YOU SHOULD RECOGNIZE THAT NEITHER BB&T, THE PLAN ADMINISTRATOR NOR THE AGENT CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES HELD FOR YOUR ACCOUNT UNDER THE PLAN.

36.	May the Plan be changed or discontinued?

          BB&T reserves the right to amend, modify, suspend or terminate the Plan at any time. We will provide notice of any material amendment, modification, suspension or termination to participants. BB&T reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

           Upon termination of the Plan, any uninvested optional cash payments will be returned, a certificate for the whole shares credited to your account under the Plan will be issued, and a cash payment will be made for any fraction of a share credited to your account.

          BB&T has no obligation to offer, issue or sell common stock to participants under the Plan if, at the time of the offer, issuance or sale, any registration statement related to common stock offered, issued or sold under the Plan is for any reason not effective or such action would not be in compliance with applicable laws, rules and regulations. Also, BB&T may elect not to offer or sell common stock under the Plan to individuals residing in any jurisdiction or foreign country where, in the judgment of the Company, the burden or expense of compliance with applicable blue sky or securities laws or other laws makes such offer or sale impracticable or inadvisable. In any of these circumstances, dividends, if and when declared, will be paid in the usual manner to the shareholder and any optional cash payments received from such shareholder will be returned to him.

37.	How may shareholders obtain answers to other questions regarding the Plan?

          Any additional questions about the Plan should be addressed to the Plan Administrator:

BB&T Corporation
Corporate Trust Services
Dividend Reinvestment Plan
P.O. Box 2887
Wilson, NC 27894-2887
Telephone: 252-246-4606
E-mail: ShareholderServices@bbandt.com

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC’s Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          We have filed registration statements on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statements contain information not found in this prospectus. For further information, you should refer to the registration statements, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statements or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

          The registration statements we have filed with the SEC utilize the “shelf” registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading “Incorporation of Certain Documents by Reference.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the BB&T documents listed below and any future filings made by BB&T with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until this offering is completed.

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	Current Report on Form 8-K filed with the SEC on January 13, 2003; and

•	Registration statements on Form 8-A (describing BB&T’s common stock and concerning BB&T’s shareholder rights plan) filed with the SEC on September 4, 1991 and January 10, 1997.

          We will provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon the written or oral request of any such person, a copy of any or all of these filings (other than exhibits to such documents, unless that exhibit is specifically incorporated by reference to that filing). Requests should be directed to: BB&T Corporation, 150 South Stratford Road, Suite 300, Winston-Salem, North Carolina 27104, Attention: Shareholder Services, Telephone: 336-733-3477, or E-mail: ShareholderServices@bbandt.com.

BB&T CORPORATION

          We are a financial holding company, organized in 1968 under the laws of the State of North Carolina and headquartered in Winston-Salem, North Carolina. We operate primarily through our commercial banking subsidiaries which have offices in Alabama, Florida, Georgia, Indiana, Kentucky, Maryland, North Carolina, South Carolina, Tennessee, Virginia, Washington, D.C. and West Virginia. Our principal banking subsidiaries, Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina and Branch Banking and Trust Company of Virginia, provide a wide range of banking services to individuals and commercial customers. We are also the parent company for certain subsidiary banks acquired through recent mergers. These banks are expected to be merged into our principal subsidiaries based on their states of operation. Substantially all of our loans are to individuals residing in the market areas described above or to businesses that are located in this geographic area. Subsidiaries of our commercial banking units offer lease financing to commercial businesses and municipal governments, investment services (including discount brokerage services, annuities, mutual funds and government and municipal bonds), life insurance and property and casualty insurance on an agency basis, insurance premium financing, loan servicing for financial institutions and asset and portfolio management. Our direct nonbank subsidiaries provide a variety of financial services including automobile lending, equipment financing, factoring, full-service securities brokerage, investment banking and municipal and corporate finance services.

          Our principal executive offices are located at 200 West Second Street, Winston-Salem, North Carolina 27101, and our telephone number is 336-733-2000.

REGULATORY CONSIDERATIONS

          The Federal Reserve Board regulates, supervises and examines BB&T, which is a financial holding company under the Bank Holding Company Act. For a discussion of the material elements of the regulatory framework applicable to financial holding companies and their subsidiaries and specific information relevant to BB&T, please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2002 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of account holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits and regulates our banking subsidiaries, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business. In addition, our banking subsidiaries are subject to regulation by state banking authorities.

          Depository institutions, like BB&T’s bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. BB&T also has other financial services subsidiaries that are regulated, supervised and examined by the Federal Reserve Board and other state and federal regulatory agencies and self-regulatory organizations. BB&T’s insurance subsidiaries are regulated, supervised and examined by various state insurance authorities.

          Changes to federal laws and regulations and to the laws and regulations in the states where we and our subsidiaries do business can affect the operating environment of financial holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict if legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon our or our subsidiaries’ financial condition or results of operations.

USE OF PROCEEDS

          The Company does not know the number of shares of common stock that ultimately will be purchased through the Plan, the prices at which the shares will be sold, or the amount of proceeds it will receive pursuant to the offer and sale of shares under the Plan. The Company will receive proceeds from the purchase of common stock pursuant to the Plan to the extent that purchases are made directly from the Company and not through open market purchases or privately-negotiated transactions. (See Question 12, above.) The proceeds from the sale of the common stock offered pursuant to the Plan will be used for general corporate purposes, including investments in, or extensions of credit to, the Company’s subsidiaries.

DESCRIPTION OF CAPITAL STOCK

          The following information outlines some of the provisions in our articles of incorporation, bylaws and the North Carolina Business Corporation Act (the “NCBCA”). This information is qualified in all respects by reference to the provisions of BB&T’s articles, bylaws and the NCBCA.

General

          The authorized capital stock of BB&T consists of 1,000,000,000 shares of common stock, par value $5.00 per share, and 5,000,000 shares of preferred stock, par value $5.00 per share. On June 6, 2003, there were 471,944,139 shares of BB&T common stock issued and outstanding. There were no shares of BB&T preferred stock issued and outstanding as of such date, although 2,000,000 shares of preferred stock have been designated as Series B Junior Participating Preferred Stock and are reserved for issuance in connection with BB&T’s shareholder rights plan. See “— Shareholder Rights Plan,” below.

Common Stock

          Each share of common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of common stock are entitled to receive dividends when, as, and if declared by the Board out of funds legally available for the payment of dividends and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of common stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of common stock are subject to any preferences that the Board may set for any series of preferred stock that BB&T may issue in the future. The terms of the Junior Preferred Stock reserved for issuance in connection with BB&T’s shareholder rights plan provide that the holders will have rights and privileges that are substantially identical to those of holders of common stock.

          The transfer agent and registrar for our common stock is Branch Bank. Any newly-issued shares of common stock that may be the subject of this prospectus have been approved for listing on the NYSE.

Preferred Stock

          Under BB&T’s articles of incorporation, BB&T may issue shares of preferred stock in one or more series as may be determined by the Board or a duly authorized committee. The Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any preferred stock issued may rank senior to common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of preferred stock, or merely the existing authorization of the Board to issue shares of preferred stock, may tend to discourage or impede a merger or other change in control of BB&T. See “—Shareholder Rights Plan,” below.

Shareholder Rights Plan

          BB&T has adopted a shareholder rights plan that grants BB&T’s shareholders the right to purchase securities or other property of BB&T upon the occurrence of various triggering events involving a potentially hostile takeover of BB&T. Like other shareholder rights plans, BB&T’s plan is intended to give the Board the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether it is in the best interests of BB&T and its shareholders and to encourage potential hostile acquirors to negotiate with the Board. BB&T’s plan, also like other shareholder rights plans, could also have the unintended effect of discouraging a business combination that shareholders believe to be in their best interests.

          The terms of the rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and Branch Bank, as Rights Agent, and are summarized below:

          On December 17, 1996, the Board declared a dividend to holders of common stock at a rate of one right for each share of common stock held of record as of January 17, 1997 and for each share of common stock issued thereafter. Each right entitles the holder to purchase from BB&T 1/100th of a share of Series B Junior Participating Preferred Stock (which is substantially equivalent to one share of common stock) at a price of $145.00, subject to anti-dilution adjustments, or, under various circumstances, other securities or property.

          The rights plan is designed to enhance the ability of the Board to prevent an acquiror from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire BB&T by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

          Under the rights plan, the rights will become exercisable only if a person or a group acquires or commences a tender offer for 20% or more of our outstanding common stock or the Board declares any person to be an “adverse person.” The Board will declare a person to be an adverse person if it determines that:

•	the person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of our common stock; and

•	the beneficial ownership by the person is:

• •

intended or reasonably likely to cause BB&T to repurchase the common stock beneficially owned by the person or otherwise provide the person with short-term financial gain contrary to BB&T’s best long-term interests;

• •	reasonably likely to have a material adverse effect on BB&T's business or prospects; or

• •	otherwise not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

          Until they become exercisable, the rights attach to and trade with our common stock. The rights will expire December 31, 2006. The rights may be redeemed by the Board at $0.01 per right until 10 days after a person or group has accumulated 20% or more of the common stock or, if earlier, the effective date of the Board’s declaration that a person has become an adverse person. All rights held or acquired by a person or group holding 20% or more of BB&T’s shares or by an adverse person are void.

          If a person or group acquired 25% or more of our common stock or the Board declared a person to be an adverse person, the rights would then be modified to represent the right to receive, for the exercise price, common stock having a value worth twice the exercise price.

          If BB&T were acquired in a merger or other business combination at any time after a person or group has acquired 20% or more of BB&T’s common stock, the rights would be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each right.

          Until a right is exercised, the holder will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company.

           Any provision of the rights agreement, other than provisions relating to the principal economic terms of the rights, may be amended by the Board before the date the rights are distributed. After that distribution date, the provisions of the rights agreement may be amended by the Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or adverse person) or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the rights are not redeemable.

          The rights agreement is filed as an exhibit to a registration statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the SEC. This registration statement and the rights agreement are incorporated by reference in this prospectus, and we refer you to them for the complete terms of the rights agreement and the rights. The foregoing discussion is qualified in its entirety by reference to the rights agreement. See “Where You Can Find More Information,” above.

Other Anti-Takeover Provisions

          Provisions of the NCBCA and BB&T’s articles of incorporation and bylaws described below may be deemed to have an anti-takeover effect and, together with the ability of the Board to issue shares of common stock or preferred stock and to set the voting rights, preferences and other terms of preferred stock, may delay or prevent takeover attempts not first approved by the Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and its shareholders.

Control Share Acquisition Act

          The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of specified shareholders to vote newly acquired large blocks of stock. The Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares.

Provisions Regarding the BB&T Board

          BB&T’s articles of incorporation and bylaws separate the Board into classes and permit the removal of directors only for cause. This could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of BB&T. BB&T’s articles of incorporation and bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by vote of a majority of the members of the Board or by resolution of the shareholders of BB&T. The Board is divided into three classes, with directors serving staggered three-year terms. Under BB&T’s articles of incorporation and bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors.

Meeting of Shareholders; Shareholders' Nominations and Proposals

          Under BB&T’s bylaws, meetings of the shareholders may be called only by the Chief Executive Officer, President, Secretary or the Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could delay until the next annual shareholders’ meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

          The procedures governing the submission of nominations for directors and other proposals by shareholders may also have a deterrent effect on shareholder actions designed to result in change of control in BB&T. BB&T’s bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the Board or one of its committees, of candidates for election as directors. BB&T’s bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the Board must submit the nomination in writing to the Secretary of BB&T at least 60 days before the one-year anniversary of the most recent annual meeting of shareholders, together with biographical information about the candidate and the shareholder’s name and shareholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the Chairman of the meeting. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting of shareholders that is not intended to be included in the proxy statement for such meeting must notify the Secretary of BB&T in writing at least 60 days before the one year anniversary of the most recent annual meeting of shareholders of the shareholder’s intention. The notice must contain: (1) a brief description of the proposal, (2) the name and shareholdings of the shareholder submitting the proposal and (3) any material interest of the shareholder in the proposal.

INDEMNIFICATION

          Directors and officers of BB&T are entitled to indemnification as expressly permitted by the provisions of the NCBCA and BB&T’s bylaws. The Company has purchased a liability insurance policy for its directors and certain of its officers which, subject to limitations set forth in the insurance policy, indemnifies them for certain liabilities which they, or any one of them, may incur in connection with the performance of duties in their official capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

FORWARD-LOOKING STATEMENTS

           This prospectus, including information included or incorporated by reference, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including statements preceded by, followed by or that include words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.

           These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to many factors, including:

•	competitive pressures among depository and other financial institutions may increase significantly;

•	changes in the interest rate environment may reduce net interest margins and/or the volumes and values of loans made or held as well as the value of other financial assets held;

•

general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which BB&T is engaged;

•	costs or difficulties related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•	expected cost savings associated with pending or recently completed mergers may not be fully realized or realized within the expected time frame;

•	deposit attrition, customer loss or revenue loss following pending or recently completed mergers may be greater than expected;

•	competitors of BB&T may have greater financial resources and develop products that enable such competitors to compete more successfully than BB&T; and

•	adverse changes may occur in the securities markets.

LEGAL OPINION

          The validity of the shares of common stock offered hereby has been passed upon for the Company by Jerone C. Herring, Executive Vice President, Secretary and General Counsel of the Company. Mr. Herring owns shares of common stock and holds options to purchase additional shares of common stock.

EXPERTS

          The consolidated financial statements of BB&T Corporation and its subsidiaries as of and for the year ended December 31, 2002 which are incorporated by reference into this prospectus from BB&T’s annual report on Form 10-K for the year ended December 31, 2002 and filed with the SEC on March 7, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          The consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent certified public accountants, as stated in their report incorporated by reference herein.

          On March 20, 2002, BB&T announced that it had appointed PricewaterhouseCoopers LLP to replace Arthur Andersen LLP as its independent accountants. After reasonable efforts, we have been unable to obtain Arthur Andersen’s updated written consent to the incorporation by reference into the registration statement in which this prospectus is included of Arthur Andersen’s audit reports with respect to our financial statements. Under these circumstances, Rule 437a under the Securities Act permits us to omit Arthur Andersen’s updated written consent from the registration statement in which this prospectus is included.

          Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

          Accordingly, Arthur Andersen may not be liable under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement in which this prospectus is included. BB&T believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including BB&T’s officers and directors, may still rely on Arthur Andersen’s audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.

THIS IS NOT A PROXY	THIS IS NOT A PROXY

BB&T CORPORATION
DIVIDEND REINVESTMENT PLAN
AUTHORIZATION FORM

COMPLETE THIS FORM TO PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN

To participate in BB&T Corporation’s Dividend Reinvestment Plan as set forth in the accompanying Prospectus, please fill out this Authorization Form and return it in the envelope provided.

INDICATE YOUR PLAN PREFERENCE BY CHECKING ONE OF THE BOXES BELOW:

	FULL DIVIDEND REINVESTMENT. Reinvest all my cash dividends on Common Stock and invest any optional cash payments in additional shares.



PARTIAL DIVIDEND REINVESTMENT. (Please designate the number of shares of Common Stock on which you wish to have your dividends reinvested.) Reinvest my dividends on ______________ shares that are held by me in certificate form. Any cash dividends for which you are entitled on shares that are not reinvested will be mailed unless you have requested that they be electronically deposited into your bank account. Invest any optional cash payments in additional shares.



OPTIONAL CASH PURCHASES ONLY (No Dividend Reinvestment). Send me all my Common Stock dividends in cash or direct deposit and invest any optional cash payments   in additional shares. All dividends on shares purchased with optional cash will be mailed unless you have requested that they be electronically deposited into your bank account.

This authorization is given with the understanding that I may terminate it at any time by giving written notice to the Plan Administrator.

DO NOT SIGN AND RETURN THIS FORM UNLESS YOU WISH
TO PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN

Please print name and address:

NAME	SIGNATURE DATE	TAX I.D. NUMBER

NAME	SIGNATURE DATE

ADDRESS	Please sign exactly as shown on stock certificate. All registered owners must sign above. If signing as attorney, executor, administrator, trustee, guardian, corporate, officer, etc., give full title as such.

CITY STATE ZIP

This Authorization Form, when signed, should be mailed to BB&T Corporation, Corporate Trust Services, Dividend Reinvestment Plan, P.O. Box 2887, Wilson, NC 27894-2887.

Shareholder Number	Telephone Number

BB&T CORPORATION
DIVIDEND REINVESTMENT PLAN
DIVIDEND SERVICES

PART I. AUTHORIZATION FOR PREARRANGED BANK DRAFTS (DEBITS)

Complete this part only if you want to Authorize Prearranged Bank Drafts (Debits)

I hereby authorize Branch Banking and Trust Company, Transfer Agent for BB&T Corporation, to automatically draft (debit)
my______checking account_______savings account	( )
ACCOUNT NUMBER BANK TRANSIT / ABA NUMBER
at the____________________________Bank	___________________________________________________________
Branch. FINANCIAL INSTITUTION NAME	CITY, STATE (LOCATION OF FINANCIAL INSTITUTION)

I understand that this authorization will be in effect until I notify my financial institution in writing that I no longer desire this service, allowing it reasonable time to act on my notification. I also understand that if corrections in the debit amount are necessary, it may involve an adjustment (credit or debit) to my account.

I have the right to stop payment of a debit entry by notifying my financial institution before the account is charged. If an erroneous debit entry is charged against my account, I have the right to have the amount of the entry credited to my account by my financial institution, if, within 15 calendar days following the date on which I was sent a statement of account or a written notice of such entry or 45 days after posting, whichever occurs first, I give my financial institution a written notice identifying the entry, stating that it is in error and requesting credit back to my account.

AMOUNT OF AUTOMATIC DRAFT: $____________________ PER MONTH
(Min. $25 - Max. $10,000)

PART II. AUTHORIZATION FOR DIRECT DEPOSIT OF DIVIDENDS

Complete this part only if you want to Authorize Direct Deposit of Cash Dividends

Request must be received thirty (30) days prior to the dividend payment date.

I hereby authorize Branch Banking and Trust Company, Transfer Agent for BB&T Corporation, to have my dividends automatically deposited into my
____checking account________savings account	( )
ACCOUNT NUMBER BANK TRANSIT / ABA NUMBER
at the______________________________Bank	_____________________________________________________ Branch.
FINANCIAL INSTITUTION NAME	CITY, STATE (LOCATION OF FINANCIAL INSTITUTION)

This authorization and appointment is given with the understanding that either I or the Bank may terminate it at any time by written notice thirty (30) days prior to the dividend payment date.

Signature – Required for either Part

SHAREHOLDER ACCOUNT NUMBER	TAX I.D. NUMBER

NAME - PLEASE PRINT	SIGNATURE DATE

NAME - PLEASE PRINT	SIGNATURE DATE

DAYTIME TELEPHONE NUMBER

PLEASE ATTACH A VOIDED CHECK

This form, when signed, should be mailed to BB&T Corporation, Corporate Trust Services, Dividend Reinvestment Plan, P.O. Box 2887, Wilson, NC 27894-2887.

               THESE AUTHORIZATIONS ARE NON-NEGOTIABLE AND NON-TRANSFERABLE AND ARE SUBJECT TO THE TERMS OF THE DIVIDEND REINVESTMENT PLAN.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED HEREIN, IN CONNECTION WITH THE OFFER DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BB&T CORPORATION.

BB&T
Corporation

DIVIDEND REINVESTMENT PLAN

COMMON STOCK

PROSPECTUS

DATED JUNE 9, 2003